EXHIBIT 10.19

Policy Title	Insider Trading Policy
Responsible Department	Group Legal
Geographical Scope	Global (all entities of Aebi Schmidt Holding AG)
Effective Date	July 1, 2025
Last Update	-
Approved by	Board of Directors
Audited by	-
Number/Version	1.0
Classification	Public

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1.Purpose

Aebi Schmidt Holding AG (together with its subsidiaries, “Aebi Schmidt”) has adopted this Insider Trading Policy (this “Policy”) to set forth the procedures and guidelines governing securities transactions by Aebi Schmidt directors, officers, and employees, to comply with applicable federal securities laws and regulations of the United States and Switzerland.

2.Scope

This Policy applies to (i) Aebi Schmidt’s directors, officers, and employees, (ii) others who gain access to non-public information, including contractors and consultants to Aebi Schmidt, (iii) such persons’ family members or others who reside with them and (iv) any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control (collectively, “Insiders”). It is the responsibility of Aebi Schmidt’s directors, officers, and employees to ensure compliance with this Policy by their family members and other Insiders described in clauses (iii) and (iv) of this paragraph.

Because of their access to confidential information on a regular basis, this Policy subjects directors and certain employees (the “Window Group”) to additional restrictions on trading in Aebi Schmidt’s securities. The restrictions for the Window Group are discussed in this Policy, including Section 5.0 below.

3.General Rule

It is a violation of U.S. federal securities laws for any person who is in possession of material non-public information of a public company to (1) buy or sell securities, including without limitation, common stock, derivative securities, debt securities or any other securities of or relating to that public company or (2) pass that information to others outside that public company, including family and friends.

All directors, officers, and employees should pay particular attention to the laws against trading on material non-public information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. U.S. federal securities laws not only prohibit the purchase or sale of Aebi Schmidt securities by specified persons while aware of material non-public information about Aebi Schmidt, but also the disclosure of material non-public information about Aebi Schmidt by such persons to another person who might be expected to trade in Aebi Schmidt’s securities while in possession of that information.
Information is material if there is a reasonable likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell Aebi Schmidt’s securities. Some examples of information, whether positive or negative, that should be assumed to be material are:

significant changes in Aebi Schmidt’s prospects;
changes earnings results;
projections of future earnings or losses;
significant write-down in assets or increases in reserves;
changes in earnings estimates or unusual gains or losses in major operations;
extraordinary borrowings;
changes in debt ratings;
pending or potential significant mergers, acquisitions, joint ventures, or sales of significant assets or subsidiaries;
offerings of Aebi Schmidt’s securities;
changes in senior management or control of Aebi Schmidt;
significant new products or technological advances;
significant changes in production schedules or product planning;
the gain or loss of a substantial customer or contract or entry into a joint venture;

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major changes in accounting methods or policies;
significant litigation or regulatory proceedings or actions;
any significant cybersecurity or other data privacy incident;
impending bankruptcy or financial liquidity problems;
major labor negotiations or disputes, including possible strikes;
significant changes in accounting treatment;
stock splits and significant stock repurchases; and
changes in the cadence or amount of dividends.

This list is merely illustrative; U.S. courts have given a broad interpretation to what is deemed “material” information. Information is considered “non-public” information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based, non-exclusionary basis, such as by press release or filing with the Securities and Exchange Commission (“SEC”), and/or the investing public has not had time to fully absorb the information.

Non-public information is an asset of Aebi Schmidt. The use of such information for personal benefit or the inappropriate disclosure of such information to others outside of Aebi Schmidt violates Aebi Schmidt’s interests and could damage Aebi Schmidt’s reputation.

If you have a question as to whether information is material or non-public, you should not trade on or communicate the information to anyone without the prior written approval of the Group General Counsel or other designated compliance officer (the “Compliance Officer”).

4.General Guidelines

The following guidelines should be followed to ensure compliance with applicable laws and with Aebi Schmidt’s policies:

4.1    Nondisclosure
Insiders are prohibited from disclosing material non-public information to anyone, unless such disclosure is made in accordance with Aebi Schmidt policy regarding the protection or authorized external disclosure of information and in compliance with the Insider’s confidentiality obligations to Aebi Schmidt.

4.2    Trading in Aebi Schmidt’s Securities
No Insider should engage in any transaction involving Aebi Schmidt securities, or recommend others engage in any transaction involving Aebi Schmidt’s securities, when the Insider has knowledge of material non-public information concerning Aebi Schmidt. From time to time, Aebi Schmidt may also require that all or certain Insiders refrain from engaging in transactions in Aebi Schmidt securities for a specified period due to material information known to Aebi Schmidt and not yet disclosed to the public.

4.3    Trading in Another Company’s
    Securities
In addition, Insiders who learn of material non-public information about a company with which Aebi Schmidt does or may do business, including any customers, vendors, suppliers, or distributors, may not trade in that company’s securities until the information becomes public or is no longer material to that company. You are strictly prohibited from misappropriating such information to trade in the securities of the third party or otherwise and are obliged to keep all such information confidential, sharing it only as directly or indirectly authorized by such third party, pursuant to an agreement between Aebi Schmidt and such third party, or as required by applicable law.

5.Additional Restrictions Applicable To The Window Group

The following restrictions apply to members (or certain members, as applicable) of Aebi Schmidt’s Window Group. The Window Group consists of (i) directors, (ii) elected officers of Aebi Schmidt, (iii) such other persons as the Compliance Officer may

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designate from time to time and inform of such status, and (iv) for each of the foregoing persons, such persons’ family members or others who reside with them and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control. The Window Group is subject to the following additional restrictions on trading in Aebi Schmidt securities:

5.1    Trading Window
Trading is permitted only during a period referred to as the “Window.” The Window will generally open one full trading day following the date on which quarterly or year-end financial results are publicly released with respect to the preceding fiscal period (i.e., trades may be made beginning on the second trading day after the date on which earnings are released). The Window will generally close on the 14th calendar day prior to the end of the then current fiscal quarter (e.g., for a quarter ending on September 30, the Window will close at 11:59 p.m. on September 16), provided that if such 14th calendar day is not a trading day, the Window will close on the last trading day immediately prior to such 14th calendar day. Any exceptions to the Window period must be approved by the Compliance Officer. Trading in Aebi Schmidt securities during a Window should not be considered a “safe harbor,” and the Window Group and other persons should ensure their trades are not effected while they are in possession of material non-public information concerning Aebi Schmidt.

5.2    Closing of Trading Window; Event-Specific Blackouts
The regular quarterly Window may also be closed, depending upon events occurring at Aebi Schmidt. The Compliance Officer will make this determination and so advise the Window Group. The Compliance Officer is not required to, and may not provide reasons for this determination, and the closing of the Window itself should be considered material non-public information that should not be communicated other than to ensure compliance with this Policy.

5.3    Mandatory Pre-Clearance of Trades
All trades in Aebi Schmidt securities by officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) and directors of Aebi Schmidt (collectively, “Covered Executives”) are subject to the prior review and written clearance by the Compliance Officer. Written clearance may take the form of an e-mail. If the Compliance Officer grants pre-clearance, the requestor may make the trade any time within the 5-day period following receipt of pre-clearance, as long as the Window is still open at the time of the trade and the Compliance Officer does not withdraw the pre-clearance during the 5-day period. If the requestor becomes aware of material non-public information concerning Aebi Schmidt before the trade is executed, the pre-clearance shall be void and the trade must not be completed. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the person should refrain from initiating any transaction in Aebi Schmidt securities and should not inform any other person of the denial.

5.4    Reporting Requirements for Covered Executives
Covered Executives have additional reporting obligations under the U.S. securities laws and are generally subject to liability for all profits resulting from any purchase and sale of Aebi Schmidt securities within a six-month period. The reporting obligations under the U.S. securities laws generally include:
within 10 days of becoming a Covered Executive, filing a Form 3 regarding the Covered Executive’s beneficial ownership of Aebi Schmidt securities, within 2 days after any stock transaction or other change in the Covered Executive’s beneficial ownership of Aebi Schmidt securities, filing a Form 4, and within 45 days after the close of Aebi Schmidt’s fiscal year, filing a Form 5 covering previously unreported transactions.
Aebi Schmidt’s Compliance Officer will arrange for filing of the proper reports of

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behalf of Covered Executives who pre-clear transactions and provide notification of completion of a transaction. Aebi Schmidt must report late or missed filings in its annual proxy statement, and both Aebi Schmidt and the Covered Executive may have liability for late or missed filings.

5.5    Broker Notification
Covered Executives must advise any broker used in connection with a transaction covered by this Policy of the obligations under this Policy, including (x) not to execute any transaction in Aebi Schmidt securities without pre-clearance under Section 4.3, and (y) to report each transaction to the Compliance Officer immediately following the execution of a transaction.

6.Certain Transactions Not Subject To Trading Restrictions

The following guidelines should be followed to ensure compliance with applicable laws and with Aebi Schmidt’s policies:

6.1    10b5-1 Trading Plans
SEC Rule 10b5-1 allows Insiders to enter into written plans with a broker or other third party to effect the purchase or sale of securities outside of a Window. If done properly, the Insider will have an affirmative defense to insider trading allegations. The plan must be entered into during a Window and at a time when the Insider is not otherwise in possession of material non-public information. The plan must meet certain very specific requirements pursuant to Rule 10b5-1 as well as Aebi Schmidt’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. All 10b5-1 trading plans entered into by Covered Executives must be reviewed and pre-cleared in writing by the Compliance Officer. Trades effected by a Covered Executive pursuant to an authorized 10b5 1 plan generally must still be reported on Form 4 within two trading days of the trade.

6.2    Withholding of Shares upon Vesting
This Policy generally does not apply to withholding of Aebi Schmidt shares solely to satisfy a tax withholding requirement upon the vesting of stock appreciation rights, restricted stock, or restricted stock units. However, a Form 4 typically must be filed to reflect such withholding.

6.3    Employee Stock Purchase Plan
If Aebi Schmidt adopts an employee stock purchase plan (“ESPP”), neither the election to participate in the ESPP, nor the acquisition of stock under the ESPP, will be subject to the trading restrictions set forth in this Policy. However, shares of stock acquired under the ESPP by Covered Executives generally would have to be included on Forms 4 or 5.

6.4    Director Stock Purchase Plan
If Aebi Schmidt adopts a direct stock purchase plan (“DSPP”), neither the election to participate in the DSPP, nor the acquisition of stock under the DSPP, will be subject to the trading restrictions set forth in this Policy. However, shares of stock acquired under the DSPP by Covered Executives generally would have to be included on Forms 4 or 5.
6.5    Bona-Fide Gifts
This Policy does not prohibit bona-fide gifts (including to family members or charitable organizations) during time periods outside of a Window, unless the Covered Executive making the gift has reason to believe the recipient intends to sell the securities while the Covered Executive is in possession of material non-public information regarding Aebi Schmidt. However, all gifts of Aebi Schmidt securities by Covered Executives are subject to the pre-clearance requirements of Section 4.3 above. A disposition of securities pursuant to a bona-fide gift must still be reported on Form 4 within two trading days of the gift, while an acquisition of securities pursuant to a bona-fide gift is generally eligible to be reported on Form 5 instead of Form 4.

7.Other Prohibited Transactions

7.1    No Trading in Options

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Insiders are prohibited from trading in options (such as put and call options) on Aebi Schmidt’s securities.

7.2    No Short Sales
No Insider may engage in short sales of Aebi Schmidt securities.

7.3    No Hedging
No Insider may engage in any transaction intended to hedge or offset a decrease in the value of Aebi Schmidt securities, including, but not limited to, forward sale or purchase contracts, equity swaps, collars, or exchange funds.

7.4    No Margin Accounts or Pledging of Securities
Members of Aebi Schmidt’s Window Group are not permitted to purchase Aebi Schmidt securities on margin, hold Aebi Schmidt securities in a margin account or pledge Aebi Schmidt securities as collateral for a loan.

8.Penalties For Violations Of Insider Trading Laws

Individuals who trade on material non-public information (or tip information to others who trade) or otherwise violate this Policy can face jail terms, criminal fines, civil penalties and civil enforcement injunctions, in addition to legal and disciplinary action from Aebi Schmidt, including dismissal for cause. An Insider’s violation of this Policy can also subject Aebi Schmidt to liability.

9.Personal Responsibility For Compliance With This Policy

Any person who has any questions about specific transactions may obtain additional guidance from the Compliance Officer. However, the ultimate responsibility for adhering to this Policy, complying with all applicable laws and regulations, and avoiding improper transactions rests with the individual. Any action on the part of Aebi Schmidt or any employee pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.
Importantly, an individual is still responsible for ensuring a transaction in Aebi Schmidt securities is appropriate and fully compliant even if the transaction has received pre-clearance from Aebi Schmidt.

10.Responsibilities And Version History

The Compliance Officer is responsible for interpreting and applying this Policy. If the Compliance Officer is unavailable for any reason, authority delegated by this Policy to the Compliance Officer may be exercised by either the Chief Executive Officer or the Chief Financial Officer.

Any amendments to this Policy must be approved by the Board of Directors of Aebi Schmidt Holding AG.

11.Acknowledgment and Certification

Individuals that are covered by this Policy are required to sign the attached acknowledgment and certification.

Zürich, Switzerland
July 1, 2025

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